EXHIBIT 23.2



       Consent of Independent Certified Public Accountants



To the Board of Directors
Sovereign Bancorp, Inc.


     We hereby consent to the incorporation by reference in Registration Statement No. 33-20186 on Form S-8, Registration Statement No. 33-29038 on Form S-8, Registration Statement No. 33-39453 on Form S-8, Registration Statement No. 33-44108 on
Form S-8, Registration Statement No. 33-89586 on Form S-8 and Registration Statement No. 33-89592 on Form S-8 of Sovereign Bancorp, Inc. and subsidiaries of our report dated November 24, 1994 with respect to the consolidated financial statements of Charter FSB Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of Sovereign Bancorp, Inc. for the year ended December 31, 1995.


                              /s/ BDO Seidman, LLP

                              BDO SEIDMAN, LLP
                              Woodridge, New Jersey
                              March 27, 1996